EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-26069 and No. 333-32926) and in the Registration Statements on Form S-8 (No. 33-46343, No. 333-60484, No. 33-45083, No. 33-78158, No. 33-78150, No. 33-32013, No. 333-69457, No. 333-95291, No. 333-32924, No. 333-42286, No. 333-103497, No. 333-117626, No. 333-119904, No. 333-120948, No. 333-131448, No. 333-131157, No. 333-137692, No. 333-137693, No. 333-150423, No. 333-148177, No. 333-148841, and No. 333-148556) of QUALCOMM Incorporated of our report dated November 6, 2008 relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Diego, California
November 6, 2008